EX-1

                                    AGENCY AGREEMENT

                              FREESTAR TECHNOLOGIES, INC.
             1140 Avenue of the Americas, New York, New York 10036

                                    AGENCY AGREEMENT

March 24, 2002


vFinance Investments, Inc.
830 Third Avenue, 6th Floor
New York, New York 10022

Ladies and Gentlemen:

     FreeStar Technologies, Inc., a Nevada corporation ("Company"), proposes to offer for sale in private placements ("Offerings") (i) the Company's 2002A 8% Convertible Notes Due March 1, 2003 ("Notes") in the original aggregate principal amount of up to $270,000, and
(ii) $5,000,000 of the Company's common stock, par value $.001, as part of an Equity Line of Credit ("ELOC") both in accordance with the terms and conditions set forth on the Term Sheets annexed hereto as Exhibit A. The Notes and ELOC shall be offered with registration rights under the Securities Act of 1933, as amended ("Securities Act") and in accordance with Sections 4(2) and 4(6) of the Securities Act and/or Rule 506 of Regulation D ("Reg D") promulgated thereunder, only to "accredited investors" (as such term is defined in Reg D). This is to confirm our agreement concerning your acting as our exclusive placement agent ("Placement Agent") in connection with such sale of the Notes and placement of the ELOC, subject to your right to have Selected Dealers, as defined in Section 1.1 hereof, participate in the Offerings.

     1.  Appointment of Placement Agent: The Offering

         1.1 Appointment of Placement Agent. You are hereby appointed exclusive Placement Agent of the Company for the Offerings during the offering period herein specified ("Offering Period") for the purpose of assisting the Company in finding accredited investors for the Notes and ELOC ("Subscribers"). The Offering Period for the Notes shall continue until April 1, 2002. The Offering Period for the ELOC shall commence on March 20, 2002 and shall continue until July 20, 2002; provided, however, that the Offering Period may be extended for a period not beyond September 20, 2002, by the written
mutual agreement of the Company and Placement Agent.   The Notes
shall be offered on a "best efforts, all or none" basis during the
Offering Period.   The day that the Offering Period terminates is
hereinafter referred to as the "Termination Date." You hereby accept such agency and agree to assist the Company in finding qualified Subscribers. Your agency hereunder is not terminable by the Company except upon termination of the Offering or upon expiration of the Offering Period in accordance with the terms of this Agreement.

         You may engage other persons, selected by you in your discretion, that are members of the National Association of Securities Dealers, to assist you in the Offerings (each such person being herein referred to as a "Selected Dealer") and you may allow such persons such part of the compensation and payment of expenses payable to you hereunder as you shall determine.

         1.2 Offering Documents. The Finance Agreement for the Notes and accompanying transaction documents shall be prepared by counsel selected by the Placement Agent. The ELOC Agreement and accompanying transaction documents shall be prepared, in the first instance by Company counsel, but may be subject to revision or re-preparation by counsel selected by the Placement Agent. Prior to undertaking such review, the Company shall deposit with counsel selected by the Placement Agent the sum of $20,000 to cover the Placement Agent's and Subscriber's costs in connection with the review or re-drafting of the ELOC documents. The Placement Agent shall not have any obligation to independently verify the accuracy or completeness of any information contained in any agreement in connection with the Notes or the ELOC or the authenticity, sufficiency, or validity of any check delivered by any Subscriber in payment for the Notes or in connection with the ELOC.

          1.3  INTENTIONALLY LEFT BLANK.

     2. Closing. Subject to the conditions set forth in Section 5 hereof, the closing date (the "Closing Date") for the Notes will be no later than April 1, 2002 and for the ELOC will be within the next 5 business days following the acceptance by the Company of subscriptions for the ELOC Offering and, in any event, will occur on or before the Termination Date. With regard to the ELOC, there shall be a closing date for each purchase of shares under the ELOC during the course of the Term ("Subsequent Closing Date").

     3. Compensation. On the Closing Date, the Company shall (i) cause to be paid to the Placement Agent by certified or official check or wire a commission equal to ten percent (10%) of the gross proceeds of the Notes being sold on such Closing Date, and (ii) issue warrants to the Placement Agent to purchase 700,000 shares of the Company's common stock, 350,000 of such warrants at an exercise price equal to the lower of (i) the average closing bid price of a share of the Company's common stock as reported on the OTC Bulletin Board for the 10 trading days prior to March 25, 2002, or (ii) the average closing bid price of a share of the Company's common stock as reported by the OTC Bulletin Board for the 5 trading days immediately preceding the date of receipt by the Company of a Notice of Exercise from the Placement Agent ("Exercise Price"), and 350,000 of such warrants at an exercise price equal to 125% of the Exercise Price, with piggy back registration rights. On each Subsequent Closing Date, the Company shall be caused to be paid to the Placement Agent ten percent (10%) of the gross proceeds paid by any Subscriber in
connection with the ELOC.   Upon the execution of the ELOC
transaction documents by the Subscribers, the Company shall issue to the Placement Agent warrants to purchase 300,000 shares of the Company's common stock at an exercise price of $0.15 per share with piggy back registration rights. In addition, on each Closing Date and Subsequent Closing Date, the Company shall pay the Placement Agent a consulting fee equal to three percent (3%) raised in such Closing and Subsequent Closing. In addition to the foregoing, the Company shall be responsible to pay the Placement Agent a retainer fee of $7,500 per month, for a period of 12 consecutive months from the date of this Agreement, which shall be payable on the 25th of each month ("Retainer Fee") provided however that the Retainer Fee shall accrue and not be paid until the Company has sold shares pursuant to the ELOC, or some other financing arranged by the Placement Agent, other than the ELOC. With regard to both the Notes and the ELOC, the Company hereby gives its instructions and mandate to the Subscribers to pay the Placement Agent directly from the funding proceeds.

     4. Representations and Warranties of the Company. The Company represents and warrants as follows:

         4.1 Due Incorporation and Qualification. The Company has been duly incorporated, and is validly existing as a corporation and is in good standing under the laws of the State of Nevada and is duly qualified as a foreign corporation for the transaction of business and is in good standing in each jurisdiction in which the ownership or leasing of their properties or the conduct of their business requires such qualification (except where the failure to so qualify would not have a material adverse effect on the business of the Company). The Company has all requisite corporate power and authority and have obtained all necessary consents, authorizations, approvals, orders, licenses and permits of and from any governmental authority or agency or any court or other tribunal necessary to own or hold their properties and conduct their business (except where the failure to have such consents, authorization, approval orders, licenses and permits would not have a material adverse effect on the business of the Company).

         4.2 Authorized Capital. The Company's authorized capitalization consists of 80,000,000 shares of Common Stock and approximately 42,000,000 shares of Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the holders of such outstanding shares of capital stock is subject to personal liability solely by reason of being such a holder (except to the extent such holder has created such liability). The offers and sales of all the Company's outstanding securities were at all relevant times prior to the Closing Date either registered under the Securities Act and the applicable state securities or Blue Sky laws, or exempt from such registration. The Company has no subsidiaries. The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

         4.3 No Preemptive Rights: Options. There is no commitment, plan, or arrangement to issue, and there is no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of the Company or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for capital stock of the Company. No person has any preemptive rights to purchase securities of the Company and no person holds securities of the Company that have reset/repricing provisions. No holder of any of the Company's securities has any rights, "demand," "piggyback" or otherwise, to have such securities registered or to demand the filing of a registration statement. The Company has reserved for issuance a sufficient number of shares of Common Stock to be issued upon conversion of the holders of its warrants and options.

         4.4  Financial Statements: Operating Business. The
Company's financial and operational history, its present condition, financial and otherwise, and its prospects are as represented by the Company in the reports filed with the Securities and Exchange Commission ("Reports"). The financial statements of the Company included in the Reports ("Financials") fairly present in all material respects the financial position and results of operations of the Company at the dates thereof and for the periods covered thereby.
The Financials have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, are current and complete, and are in accordance with the books and records of the Company. The Company has no liabilities or obligations, contingent, direct, indirect or otherwise required to be accrued or reserved against in the Financials except
(i) as set forth in the Financials, (ii) except as incurred in the ordinary course of business or (iii) as disclosed in the Reports.

         4.5  No Material Adverse Changes.  Since the date of the
Financials there has not been any change in the condition, financial or otherwise, of the Company that would have a material adverse effect upon the operations, business, properties or assets of the Company.

         4.6 Taxes. The Company has filed all federal tax returns and all state and municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property or other types of taxes) required to be filed (after giving effect to all permissible extensions) through the date hereof under the laws of the United States and applicable states and have paid in full all taxes which have become due pursuant to such returns or claimed to be due by any taxing authority or otherwise due and owing; provided, however, that the Company has not paid any tax, assessment, charge, levy or license fee that it contests in good faith and by proper proceedings and adequate reserves for the accrual of same are maintained if required by generally accepted accounting principles.

         4.7 Finder's Fees: Other Arrangements. The Company is not obligated to pay a finder's fee to anyone in connection with the introduction of the Company to the Placement Agent or pay for any other arrangements, agreements or understanding in connection with the Offering. The Company has not paid any monies or other compensation or issued any securities to any member of the National Association of Securities Dealers Inc. ("NASD") or to any affiliate or associate of such a member during the prior twelve months (except for payments to the Placement Agent hereunder).

         4.8 No Pending Actions. There are no actions, suits, proceedings, claims or hearings of any kind or nature or, to the knowledge of the Company, any investigations or inquiries, before or by any court, governmental authority, tribunal or instrumentality (or to the knowledge of the Company, any state of facts which would give rise thereto), pending or threatened against the Company, or involving the properties of the Company, which may have a material adverse effect upon the operations, business, properties, or assets of the Company. The Company are not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree or such as in the aggregate do not now have and will not in the future have a material adverse effect upon the operations, business, properties, or assets of the Company.

         4.9 Private Offering Exemption: Offering Documents. This Offering will conform in all material respects with the requirements of Rule 506 of Reg D (assuming all subscribers are "accredited investors" as that term is defined in Rule 501 of Reg D) and with the requirements of all other applicable published rules and regulations of the Commission currently in effect relating to "private offerings." The Offering Documents, at all times during the period from the date hereof through the last Additional Closing Date do not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to information contained in or omitted from the Offering Documents in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Placement Agent specifically for use therein.

         4.10 Intentionally Left Blank.

         4.11 Intentionally Left Blank.

         4.12 No Subsequent Actions. Except as may otherwise be properly described in this Agreement, the Company has not (A) issued any securities, (B) incurred any liability or obligation, primary or contingent, for borrowed money or entered into any transaction, not in the ordinary course of business, or (C) declared or paid any dividend on its capital stock.

         4.13  No Anti-Dilution Adjustment; No Right to Participate
in Offering; No Right of First Refusal.  (a) 	The issuance of the
Notes and the ELOC will not give any holder of any of the Company's outstanding options, warrants or other convertible securities or rights to purchase shares of the Company's capital stock, the right to purchase any additional shares of capital stock, the right to be issued any capital stock and/or the right to purchase capital stock at a reduced price.

         (b) No person has the right of first refusal to provide the Company with financing or to act as managing underwriter or placement agent of the Company=s securities.

         (c) No person has the right to participate as a placement agent or other selling agent in the transactions contemplated by this Agreement other than the Placement Agent and Selected Dealers.

         4.14 No Regulatory Problems. Except as disclosed in the Reports, the Company (i) has not filed a registration statement which is the subject of any proceeding or examination under Section 8 of the Securities Act, or is not the subject of any refusal order or stop order thereunder; (ii) is not subject to any pending proceeding under Rule 258 of the Securities Act or any similar rule adopted under Section 3(b) of the Securities Act, or to an order entered thereunder; (iii) has not been convicted of any felony or misdemeanor in connection with the purchase or sale of any security or involving the making of any false filing with the Commission; (iv) is not subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily, or permanently restraining or enjoining, the Company from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with the Commission; and
(v) is not subject to a United States Postal Service false representation order entered under Section 3005 of Title 39, United States Code; or a temporary restraining order or preliminary injunction entered under Section 3007 of Title 39, United States Code, with respect to conduct alleged to have violated Section 3005 of Title 39, United States Code. None of the Company's directors, officers, or beneficial owners of five percent or more of any class of its equity securities (i) has been convicted of any felony or misdemeanor in connection with the purchase or sale of any security, involving the making of a false filing with the Commission, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment advisor; (ii) is subject to any order, judgment, or decree of any court of competent jurisdiction temporarily or preliminary enjoining or restraining, or is subject to any order, judgment, or decree of any court of competent jurisdiction, permanently enjoining or restraining such person from engaging in, or continuing, any conduct or practice in connection with the purchase or sale of any security, or the involving of making a false filing with the Commission, (iii) is subject to an order of the Commission entered pursuant to Section 15(b), 15B(a), or 15B(c) of the Securities Exchange Act of 1934, as amended ("1934 Act"), or is subject to an order of the Commission entered pursuant to Section 203(e) or (f) of the Investment Advisers Act of 1940; (iv) has been suspended or expelled from membership in, or suspended or barred from association with a member of, an exchange registered as a national securities exchange pursuant to Section 6 of the 1934 Act, an association registered as a national securities association under Section 15A of the 1934 Act, or a Canadian securities exchange or association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade; or (v) is subject to a United States Postal Service false representation order entered under Section 3005 of Title 39, United States Code; or is subject to a restraining order or preliminary injunction entered under Section 3007 of Title 39, United States Code, with respect to conduct alleged to have violated Section 3005 of Title 39, United States Code.

         4.15 No Defaults; Violations. No default exists in the due performance and observance by the Company of any term, covenant or condition of any material license, contract, indenture, mortgage, deed of trust, note, loan or credit agreement, or any other agreement or instrument evidencing an obligation for borrowed money, or any other agreement or instrument to which the Company is a party or by which the Company may be bound or to which any of the properties or assets of the Company are subject. The Company is not in violation of any term or provision of their respective Certificate of Incorporation or By-Laws or in violation of any franchise, license, permit, applicable law, rule, regulation, judgment or decree of any governmental agency or court, domestic or foreign, having jurisdiction over the Company or any of their properties or business which violation would have a material adverse effect on the Company.

         4.16 Conduct of Business. (i) The Company and its Subsidiaries have all requisite corporate power and authority, and have all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies to own or lease properties and conduct its business, and (ii) the Company are and have been doing business in compliance with all such material authorizations, approvals, orders, licenses, certificates and permits and all federal, state and local laws, rules and regulations except where the failure to be in compliance would not have a material adverse effect on the Company.

         4.17 Title to Property; Insurance. The Company has good and marketable title to, or valid and enforceable leasehold estates in, all items of real and personal property (tangible and intangible) owned or leased by it, free and clear of all liens, encumbrances, claims, security interests, defects and restrictions of any material nature whatsoever, and liens for taxes not yet due and payable. The Company has insured its properties against loss or damage by fire or other casualty in amounts customarily maintained by companies of comparable size to the Company engaged in similar business.

         4.18 Intangibles. The Company owns or possesses the requisite licenses or rights to use all trademarks, service marks, service names, trade names, patents, patent applications, copyrights and other rights (collectively, "Intangibles") described as used or owned by it. There is no pending or threatened claim or action by any person pertaining to, or which challenges the exclusive right of the Company with respect to any Intangibles used in the conduct of the Company's or Subsidiaries' business. The Intangibles and the Company's current products, services and processes do not infringe on any intangibles rights held by any third party. No others have infringed upon the Intangibles of the Company.

         4.19 Employment and Consulting Agreements. The Company is not a party to any consulting or employment agreements.

         4.20 SEC Filings. The Commission has not issued any order preventing or suspending the use of any Company prospectus. At the time the public filings of the Company were filed none of such filings included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

         4.21 Transactions with Affiliates. (i) The Company has no indebtedness due from its respective officers, directors or stockholders or any of their respective relatives or affiliates, or
(b) none of the officers, directors or stockholders of the Company or their respective relatives or affiliates has made any claim against the Company.

         4.22 Related Party Transactions. There are no business relationships or related-party transactions of the nature described in Item 404 of Regulation S-K involving the Company and any person described in such Item that are required to be disclosed in the public filings and that have not been so disclosed therein.

     5. Representation, Warranties and Covenants of the Placement Agent. The Placement Agent represents, warrants and covenants as follows:

         (a) During the Offering Period, the Placement Agent shall use its best efforts to make offers and sales to qualified accredited investors.

         (b) The Placement Agent is and shall remain until the Termination Date a member in good standing of the NASD and duly registered under the 1934 Act.

         (c)  Offers and sales of the Units by the Placement
Agent will only be made in such jurisdictions in which the Placement Agent is a registered broker-dealer or where an applicable exemption from such registration exists and/or where required "blue sky" filings were made.

         (d) The Placement Agent shall not solicit any offer to buy or offer to sell Notes or subscriptions for the ELOC: (x) by any form of general solicitation or advertising (as such terms are used in Reg D), including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or advertising, (y) in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; provided, however, that nothing in this Section 5(d) shall impute any liability on the Placement Agent for any actions of the Company or to a purchaser which the Placement Agent has reason to believe is or may not be an Aaccredited investor@ (as such term is defined in Reg D).

         (e) The Placement Agent shall comply with all requirements imposed upon the Placement Agent by the Securities Act, as now and hereafter amended, and by all applicable state securities laws and regulations, to permit the continuance of offers and sales of the Units, in accordance with Section 4(2) and Reg D, the provisions hereof and the Offering Documents.

         (f) The Placement Agent has full right, power and authority to enter into this Agreement, to act as Placement Agent with respect to the offer and sale of the Units and to carry out the requirements and obligations imposed upon it by this Agreement. This Agreement has been duly authorized, executed and delivered by the Placement Agent, is the legal, valid and binding obligation of the Placement Agent, and is enforceable as to the Placement Agent in accordance with its terms (except as rights to indemnification may be limited by federal or state securities laws and subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to general equitable principles).

     6.  Intentionally Left Blank.

     7.  Intentionally Left Blank.

     8.  Indemnification and Contribution.

         (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless the Placement Agent and its officers, directors, employees, agents, and each person, if any, who controls the Placement Agent within the meaning of the Securities Act and/or the 1934 Act and its counsel from and against any losses, claims, damages or liabilities, joint or several, to which the Placement Agent or such other indemnified person may become subject, under the Securities Act or otherwise, insofar as and to the extent that such losses, claims, damages or liabilities (or action in respect thereof) arise out of are based upon (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Offering Documents, or (B) in any Blue Sky application or other document executed by the Company specifically for Blue Sky purposes or based upon any other written information furnished by the Company or on its behalf to any state or other jurisdiction in order to qualify any or all of the Common Stock under the securities laws thereof (any such application, document, or information being hereinafter called "Blue Sky Application"), or (ii) the omission or alleged omission by the Company to state in the Offering Documents or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and will reimburse the Placement Agent and each such other indemnified person for any legal or other expenses reasonably incurred by the Placement
Agent or such other indemnified person in connection with investigating or defending any such loss, claim, damage, liability or action.

         (b)  Indemnification by the Placement Agent.  The
Placement Agent agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act and/or the 1934 Act, including all officers and directors of the Company, counsel and accountants from and against any losses, claims, damages or liabilities, joint or several, to which they may become subject, under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained
(A) in the Offering Documents, or (B) in any Blue Sky Application, or
(ii) the omission or alleged omission by the Company to state in the Offering Documents or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but in each case, only if and to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Placement Agent specifically for use with reference to the Placement Agent in the preparation of the Offering Documents or any such Blue Sky Application; or (iii) any other Non-Indemnity Event; and will reimburse the Company and for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action; provided that such loss, claim, damage or liability is found ultimately to arise out of or be based upon the circumstances described in clauses (i), (ii), or
(iii) of this Section 8(b).

         (c) Procedure. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
Section 8, notify in writing the indemnifying party of the commencement thereof; and the omission so to notify the indemnifying party within thirty (30) days will relieve the indemnifying party from any liability under this Section 8 as to the particular item for which indemnification is then being sought, but not from any other for which it may have to be an indemnifying party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof within the time period set forth above, the indemnifying party will be entitled to participate therein, and to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel who shall be to the reasonable satisfaction of such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the retaining of such counsel by the indemnifying party, the indemnifying party shall not be liable to such indemnified party in connection with the defense thereof, other than the reasonable costs of investigation, unless the indemnified party shall have reasonably concluded that there are or may be defenses available to it which are different from or in addition to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party), in any of which circumstances expenses of one additional counsel shall be borne by the indemnifying party. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

         (d) Contribution. If the indemnification provided for in this Section 8 is unavailable to any indemnified party in respect to any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party, as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and the Placement Agent on the other hand, from the Offering, (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Company on one hand, and of the Placement Agent on the other hand in connection with statements or omissions which resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand, and the Placement Agent on the other hand, shall be deemed to be in the same proportion as the total proceeds from the Offering (net of sales commissions, but before deducting expenses) received by the Company, bear to the commissions received by the Placement Agent. The relative fault of the Company on the one hand, and the Placement Agent on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Company or the Placement Agent, and its relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission by either party.

         (e)  Attorneys' Fees.   The amount payable by a party
under this Section 8 as a result of the losses, claims, damages, liabilities or expenses referred to above will be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

     9. Termination. The Placement Agent will have the right to terminate this Agreement by giving written notice as herein specified, at any time, at or prior to the Closing Date if the Company shall have failed, refused, or been unable to perform any of its obligations hereunder, or breached any of its representations or warranties hereunder not cured promptly after 20 days' notice. The Placement will have the further right to terminate this Agreement by giving written notice at any time at or prior to the Closing Date if, in the Placement Agent's opinion, there has occurred an event materially and adversely affecting the Company.

     10. Notices. Any notice hereunder shall be in writing and shall be effective when delivered in person or by facsimile transmission, or mailed by certified mail or private courier service, postage prepaid, return receipt requested, to the appropriate parties, at the following addresses: if to the Placement Agent, to vFinance Investments, Inc., 830 Third Avenue, 6th Floor, New York, New York 10022; if to the Company, to Mr. Paul Egan, FreeStar Technologies, Inc., 1140 Avenue of the Americas, New York, New York 10036, or in each case, to such other address as the parties may hereinafter designate by like notice.

     11. Parties. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement or its obligations hereunder without the prior written consent of the other party. This Agreement is intended to be, and is for the sole and exclusive benefit of the parties hereto and the persons described in Section 8(a) and 8(b) hereof, and their respective successors and permitted assigns, and for the benefit of no other person, and no other person will have any legal or equitable right, remedy or claim under, or in respect of this Agreement.

     12. Amendment and/or Modification. Neither this Agreement, nor any term or provision hereof, may be changed, waived, discharged, amended, modified, or terminated orally, or in any manner other than by an instrument in writing signed by each of the parties hereto.

     13. Further Assurances. Each party to this Agreement will perform any and all acts and execute any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

     14. Validity. In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

     15. Waiver of Breach. The failure of any party hereto to insist upon strict performance of any covenants and agreements herein contained, or to exercise any option or right herein conferred in any one or more instances, will not be construed to be a waiver or relinquishment of any such option or right, or of any other covenants or agreements, and the same will be and remain in full force and effect.

     16. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, respectively, and there are no representations, inducements, promises or agreements, oral or otherwise, not embodied in this Agreement. Any and all prior discussions, negotiations, commitments and understanding relating to the subject matter of these agreements are superseded by this Agreement.

     17. Counterparts. This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

     18. Law. This Agreement will be deemed to have been made and delivered in New York City and will be governed as to validity, interpretation, construction, effect and all other respects by internal laws of the State of New York. The Company and the Placement Agent (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York. The Company and the Placement Agent further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon either of them mailed by certified mail to their respective address shall be deemed in every respect effective service of process upon either of them in any suit, action or proceeding.

     19. Representations and Agreements to Survive Delivery. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements at the Closing Date and, if applicable, any Additional Closing Date, and such representations, warranties, covenants and agreements, including the indemnity and contribution agreements contained in Section 8, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agent or any indemnified person, or by or on behalf of the Company or any person or entity which is entitled to be indemnified under Section 8, and shall survive termination of this Agreement or the issuance, sale and delivery of the Units. In addition, notwithstanding any election hereunder or any termination of this Agreement, and whether or not the terms of this Agreement are otherwise carried out, the provisions of Sections 7 (if applicable), 8, 9, 10, 11 and 18 shall survive termination of this Agreement and shall not be affected in any way by such election or termination or failure to carry out the terms of this Agreement or any part thereof.

     If you find the foregoing is in accordance with our understanding, kindly sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between us.

                                      Very truly yours,

                                      FREESTAR TECHNOLOGIES, INC.


                                      By: /s/  Ciaran Egan
                                      Name: Ciaran Egan
                                      Title:   Chief Financial Officer

AGREED:

vFINANCE INVESTMENTS, INC.


By: /s/ Richard Rosenblum
Name: Richard Rosenblum


                                     EXHIBIT B

                                  FORM OF WARRANT

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE
SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER
EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                               FREESTAR TECHNOLOGIES, INC.

                          FORM OF COMMON STOCK PURCHASE WARRANT

     1. Issuance; Certain Definitions. In consideration of good and valuable consideration, the receipt of which is hereby acknowledged by FREESTAR TECHNOLOGIES, INC., a Nevada corporation (the "Company"), ___________________, a _________________ or
registered assigns (the "Holder") is hereby granted the right to purchase at any time until 5:00 P.M., New York City time, on March 20, 2005 (the "Expiration Date"), 105,000 fully paid and nonassessable shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock") or any successor to or assign of the Holder, under a certain Series 2002 A 8% Convertible Note Due March 1, 2003 (the "Note") upon all Notices of Conversion of the Note, at an exercise price per share (the "Exercise Price") equal to _____________________________, subject to further adjustment as set forth herein. This Warrant is being issued pursuant to the terms of that certain Financing Agreement, dated as of March 25, 2002 (the "Agreement"), to which the Company and Holder (or Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     2.  Exercise of Warrants.

         (a) This Warrant is exercisable in whole or in part at any time and from time to time. Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by facsimile transmission as provided in Section 8 hereof) a completed and duly executed Notice of Exercise (substantially in the form attached to this Warrant Certificate) as provided in this paragraph. The date such Notice of Exercise is faxed to the Company shall be the "Exercise Date," provided that the Holder of this Warrant tenders full payment of the Exercise Price to the Company within five (5) business days thereafter. The Notice of Exercise shall be executed by the Holder of this Warrant and shall indicate the number of shares then being purchased pursuant to such exercise. Upon payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. The Company shall deliver the shares of Common Stock to the Holder, or pursuant to the Holder's directions, within three (3) business days of any such payment.

         (b) The Exercise Price per share of Common Stock for the shares then being exercised shall be payable in cash or by certified or official bank check or Fed wire transfer.

         2.2 Limitation on Exercise. Notwithstanding the provisions of this Warrant or the Agreement, in no event (except (i) as specifically provided in this Warrant as an exception to this provision, (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock, or (iii) at the Holder's option, on at least sixty-five (65) days' advance written notice from the Holder) shall the Holder be entitled to exercise this Warrant, or shall the Company have the obligation to issue shares upon such exercise of all or any portion of this Warrant to the extent that, after such exercise the sum of

     (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrants or other rights to purchase Common Stock or through the ownership of the unconverted portion of the Notes or other convertible securities), and

     (2) the number of shares of Common Stock issuable upon the exercise of the Warrants with respect to which the determination of this proviso is being made,

would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such exercise). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such sentence. The Holder, by its acceptance of this Warrant, further agrees that if the Holder transfers or assigns any of the Warrants to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee=s or assignee=s specific agreement to be bound by the provisions of this Section 2.2 as if such transferee or assignee were the original Holder hereof.

     3. Reservation of Shares. The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant (the "Warrant Shares").

     4. Mutilation or Loss of Warrant Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

     5. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

     6.  Protection Against Dilution and Other Adjustments.

         6.1 Adjustment Mechanism If an adjustment of the Exercise Price is required pursuant to Section 6.2, the Holder shall be entitled to purchase such number of additional shares of Common Stock as will cause

         (i) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant, multiplied by

         (ii) the adjusted Exercise Price per share, to equal

         (iii) the dollar amount of the total number of shares of Common Stock Holder is entitled to purchase before adjustment multiplied by the total Exercise Price before adjustment.

         6.2 Capital Adjustments. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company, the provisions of this Section 6 shall be applied as if such capital adjustment event had occurred immediately prior to the date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall not be deemed a stock dividend.

         6.3 Adjustment for Spin Off. If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then

         (a) the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder=s unexercised
Warrants outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Warrants") been exercised as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the amount of the Outstanding Warrants then being exercised, and (II) the denominator is the amount of the Outstanding Warrants; and

         (b) the Exercise Price on the Outstanding Warrants shall be adjusted immediately after consummation of the Spin Off by multiplying the Exercise Price by a fraction (if, but only if, such fraction is less than 1.0), the numerator of which is the average Closing Bid Price of the Common Stock for the five (5) trading days immediately following the fifth trading day after the Record Date, and the denominator of which is the average
Closing Bid Price of the Common Stock on the five (5) trading days immediately preceding the Record Date; and such adjusted Exercise Price shall be deemed to be the Exercise Price with respect to the Outstanding Warrants after the Record Date.

     7.  Transfer to Comply with the Securities Act;
Registration Rights.

         7.1 Transfer. This Warrant has not been registered under the Securities Act of 1933, as amended, (the "Act") and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

         7.2 Registration Rights. (a) Reference is made to the Registration Rights Agreement. The Company's obligations under the Registration Rights Agreement and the other terms and conditions thereof with respect to the Warrant Shares, including, but not necessarily limited to, the Company's commitment to file a registration statement including the Warrant Shares, to have the registration of the Warrant Shares completed and effective, and to maintain such registration, are incorporated herein by reference.

         (b) In addition to the registration rights referred to in the preceding provisions of Section 7.2(a), effective after the expiration of the effectiveness of the Registration Statement as contemplated by the Registration Rights Agreement, the Holder shall have piggy-back registration rights with respect to the Warrant Shares then held by the Holder or then subject to issuance upon exercise of this Warrant (collectively, the "Remaining Warrant Shares"), subject to the conditions set forth below. If, at any time after the Registration Statement has ceased to be effective, the Company participates (whether voluntarily or by reason of an obligation to a third party) in the registration of any shares of the Company's stock (other than a registration on Form S-4, S-8 or successor form), the Company shall give written notice thereof to the Holder and the Holder shall have the right, exercisable within ten
(10) business days after receipt of such notice, to demand inclusion of all or a portion of the Holder's Remaining Warrant Shares in such registration statement. If the Holder exercises such election, the Remaining Warrant Shares so designated shall be included in the registration statement at no cost or expense to the Holder (other than any costs or commissions which would be borne by the Holder under the terms of the Registration Rights Agreement). The Holder's rights under this Section 7 shall expire at such time as the Holder can sell all of the Remaining Warrant Shares under Rule 144(k) without volume or other restrictions or limit.

     8. Notices Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, two days after the date of deposit in the United States mails, as follows:

if to the Company, to:

FreeStar Technologies, Inc.
1140 Avenue of the Americas
New York, New York 10036
ATT: Paul Egan, President
Telephone No.: (646)
Telecopier No.:  (646)

if to the Holder, to:

vFinance Investments, Inc.
830 3rd Avenue, 6th Floor
New York, New York 10022
Telephone No.: (212) 317-3314
Telecopier No.:  (212) 317-3319

with a copy to:

Novack Burnbaum Crystal LLP
300 East 42nd Street, 10th Floor
New York, New York 10017
Attn: Edward H. Burnbaum, Esq.

Any party may be notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

     9.  Supplements and Amendments; Whole Agreement.  This
Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

     10. Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements.

     11.  Jury Trial Waiver.   The Company and the Holder hereby
waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Warrant.

     12. Counterparts This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     13. Descriptive Headings Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Warrant
as of the 25th   day of March, 2002.

                                FREESTAR TECHNOLOGIES, INC.


                                By: ________________________
                                Paul Egan, President

                                 ATTEST:


                                Ciaran Egan, Secretary


                        NOTICE OF EXERCISE OF WARRANT

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant Certificate dated as of
,        , to purchase                          shares of the Common
Stock, no par value, of FREESTAR TECHNOLOGIES, INC. and tenders herewith payment in accordance with Section 1 of said Common Stock Purchase Warrant.

    CASH:$                               =  (Exercise Price x Exercise Shares)

Payment is being made by:
_  enclosed check
_  wire transfer
_  other

CASHLESS EXERCISE

Net number of Warrant Shares to be issued to Holder :    _________*

* based on: Current Market Value - (Exercise Price x Exercise Shares) Market Price of Common Stock where:
Market Price of Common Stock [AMP@]  =  $_______________
Current Market Value [MP x Exercise Shares] = $_______________

It is the intention of the Holder to comply with the provisions of
Section 2.2 of the Warrant regarding certain limits on the Holder's right to exercise thereunder. Based on the analysis on the attached Worksheet Schedule, the Holder believes this exercise complies with the provisions of said Section 2.2. Nonetheless, to the extent that, pursuant to the exercise effected hereby, the Holder would have more shares than permitted under said Section, this notice should be amended and revised, ab initio, to refer to the exercise that would result in the issuance of shares consistent with such provision. Any exercise above such amount is hereby deemed void and revoked.

Please deliver the stock certificate to:



Dated:


[Name of Holder]


By: